UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

Commission File Number	Exact name of registrant as specified in its charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
333-124154	Stanadyne Holdings, Inc. 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	20-1398860

333-45823	Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	22-2940378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The information in Item 2.02 of this Form 8-K is being furnished pursuant to Item 2.02 of Form 8-K and therefore shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934. As previously discussed in the Current Report of Form 8-K filed on April 16, 2010, in connection with the preparation of the consolidated financial statements of Stanadyne Holdings, Inc. (“Holdings”) and its subsidiaries, including Stanadyne Corporation (“Stanadyne” and together with Holdings, the “Companies” or “we”), for the fiscal year ended December 31, 2009, certain errors were identified that affect the reported results of the Companies for the fiscal years ended December 31, 2004 through 2008 as well as the first three quarters of 2009 and 2008. The errors primarily related to the calculation of (i) the “Last In First Out” (“LIFO”) inventory values, (ii) the projected benefit obligations of the Companies’ pension plan, and (iii) the foreign currency translation of goodwill. In addition, other immaterial errors were previously identified by the Companies’ prior registered public accounting firm, during their audits of the years ended December 31, 2008, 2007, and 2006.

As also previously disclosed in the Companies’ Current Report of Form 8-K filed on April 16, 2010, as a consequence of these errors, on April 15, 2010, the Audit Committee of the Board of Directors of each of Holdings and Stanadyne, in consultation with management, concluded that the Companies will restate their consolidated financial statements for the years ended December 31, 2007 and December 31, 2008 and as of January 1, 2007 as well as the first three quarters of 2009 (the “Affected Periods”) in order to enable the Companies to correctly present their financial results and correct all of the errors described above. As a result, the Companies were unable to complete and file their Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”) within the prescribed time period for such report. The Companies are working diligently to complete the restatements of the financial statements of the Affected Periods and intend to file promptly the 2009 Form 10-K with the Securities and Exchange Commission. The Companies also intend to file promptly amended Forms 10-Q for the interim period ended March 31, 2009, June 30, 2009 and September 30, 2009 (including the 2008 financial information included therein) once the 2009 Form 10-K is filed.

In order to provide investors and other interested parties with financial information for the Companies’ fiscal year ended December 31, 2009 pending completion of the restatements of the financial statements of the Affected Periods, the Companies are furnishing below (i) certain unaudited financial data for the fiscal year ended December 31, 2009, (ii) certain unaudited, restated financial data for each of the fiscal years ended December 31, 2008 and December 31, 2007, (iii) a comparison of results of operations for fiscal year 2009 to 2008 and for fiscal year 2008 to 2007 based upon such unaudited (and restated, in the case of 2007 and 2008) financial data, and (iv) a discussion of the Companies’ liquidity and capital resources based upon such unaudited (and restated, in the case of 2007 and 2008) financial data. In the case of (iii) and (iv), the information contained herein is similar to disclosures that would typically be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in an Annual Report on Form 10-K.

The financial data furnished below are unaudited and reflect management’s current assessment of the Companies’ financial results for the year ended December 31, 2009 and the impact of the errors on the Affected Periods. Until the restatements of the financial statements of the Affected Periods have been completed and, where applicable, audited or reviewed and the Companies have filed the 2009 Form 10-K, which the Companies expect will include restated financial statements as of and for the years ended December 31, 2008 and 2007 and as of January 1, 2007, there can be no assurance that such financial information will not be revised, and therefore the financial information included below should be considered preliminary and subject to change.

The table below summarizes the unaudited adjustments to selected 2007 and 2008 Stanadyne financial data.

Summary of Adjustments – Unaudited*

(dollars in millions)

	Year Ending December 31, 2007			Year Ending December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Sales	$292.5	$2.5	$295.0	$277.5	$0.1	$277.6
Cost of goods sold	220.7	3.4	224.1	200.4	0.6	201.0
Gross profit	71.8	(0.9)	70.9	77.1	(0.5)	76.6
Net income attributable to stockholder	11.1	(0.8)	10.3	10.2	(0.3)	9.9
Total assets	434.6	(0.6)	434.0	419.8	(1.4)	418.4
Total liabilities	308.2	(0.1)	308.1	301.8	1.0	302.8
Total equity	126.4	(0.5)	125.9	118.0	(2.4)	115.6

*

Refer to the financial data below for further detail regarding the impact of the adjustments to Stanadyne as well as to Holdings. Note: Effective January 1, 2009, the Company adopted the standards set forth in the Consolidation Topic of the FASB Accounting Standards Codification. This Consolidation Topic includes the guidance issued by the FASB, in December 2007 (formerly, SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements). In accordance with these standards, the presentation and disclosure requirements were applied retrospectively for all periods presented. Accordingly, the presentation of income attributable to non-controlling interest for years ended December 31, 2008 and 2007 in the above unaudited statements of operations data and of cash flows data has been adjusted to conform to the 2009 presentation. In addition, the amount attributable to non-controlling interest as of December 31, 2008 and 2007 in the above unaudited balance sheet data has been retroactively restated as a component of stockholder’s equity to conform to the 2009 presentation. During the years ended December 31, 2008 and 2007, the Companies recorded amounts related to the non-controlling interests’ share in income and loss of $47 and $(76), respectively. As of December 31, 2008 and 2007, the liability, previously recorded, related to non-controlling interests was $29 and $76, respectively.

COMPARISON OF RESULTS OF OPERATIONS

Overview

This comparison reflects the unaudited results of operations and financial condition of Holdings and its subsidiaries, which are materially the same as the results of operations and financial condition of Stanadyne and its subsidiaries. Therefore, the discussions provided are applicable to both Holdings and Stanadyne except where otherwise noted.

Last year, 2009, was an extraordinarily challenging period for our business. The global economic downturn that began in 2008 did not significantly affect Stanadyne until the first quarter 2009, and then had a profound impact on every sector of our business. In the first quarter of 2009, our customers, both original equipment manufacturers (“OEMs”) and service customers, cut inventories, canceled orders and slowed incoming material. In the second quarter of 2009, orders stabilized and increased by 18% from the first quarter of 2009, but customer demand remained very volatile. Orders for our products improved gradually in the third and fourth quarters of 2009, with customers confirming low inventory levels and requesting “inside lead time” drop-in orders.

Sales by Quarter – Unaudited

(dollars in millions)

	Q1	Q2	Q3	Q4	Total
2008	$70.4	$74.6	$66.0	$66.6	$277.6
2009	$40.3	$47.5	$46.4	$51.6	$185.8
% Change	-42.8%	-36.3%	-29.7%	-22.4%	-33.0%

Sales in 2009 totaled $185.8 million, reflecting a decrease of $91.8 million or 33% from 2008 sales of $277.6 million. Sales in 2009 were lower for virtually every market, customer and industry we serve. Sales to our OEMs represented the largest year-over-year decrease with 2009 sales 43.4% lower than 2008. Sales to the service channels in 2009 decreased a comparatively smaller 19.6% when compared to 2008.

The downward pressure on earnings from these lower sales volumes required significant cost reduction actions that included permanent staff reductions, temporary furloughs of personnel on an as-needed basis, wage and salary reductions ranging from 3% – 15%, and several other austerity measures targeting savings in utilities, travel, benefits, professional fees and other costs. Our operating income before impairment of goodwill was $9.1 million and 4.9% of net sales, reflecting a decrease of $24.9 million from 2008 operating income of $34.0 million and 12.2% of net sales.

A realignment of the Company’s global manufacturing capacity was initiated in the second quarter of 2009. Consolidation of the North American manufacturing activities from three manufacturing locations to two will result in the closure of the Companies’ Windsor, Connecticut manufacturing plant by 2011. Reduced demand on our factories in the first half of the year enabled us to expedite movement of equipment from the Windsor, Connecticut plant to other locations, incurring approximately $3.0 million in relocation costs in 2009. The Company also incurred $2.0 million in costs in 2009 for start-up costs including equipment relocation, training and salaries related to the expanded operations in our Changshu, China and Chennai, India locations.

To further execute our global manufacturing strategy, we determined in the fourth quarter of 2009 to support new business growth in Asia with products manufactured by our Changshu, China operation rather than our Italy-based operation. As a result, our annual impairment test concluded that the goodwill was impaired in the Stanadyne, SpA (“SpA”) reporting unit and we charged the entire amount, $6.5 million, to operating income in the fourth quarter of 2009. This is a non-cash charge to earnings and does not impact the Companies’ liquidity.

Despite the depressed business levels, cash flows from operations in 2009 were positive $1.7 million. Cash on hand as of December 31, 2009 totaled $24.9 million and availability under the U.S.-based revolving credit facility totaled $19.3 million.

2009 COMPARED TO 2008

Net Sales. Net sales for 2009 totaled $185.8 million and were $91.8 million, or 33.0% less than sales of $277.6 million for 2008. The global recession had a severe negative impact on customer demand in all of our primary end markets for agricultural, industrial and construction equipment. The reduction in customer demand was most severe in the first half of 2009; however our businesses continued to experience lower sales to most of our OEM and service customers for the entire year.

Sales by Customer – Unaudited

(dollars in millions)

	2009	2008	Change	% Change
OEM Sales	$88.8	$157.0	$(68.2)	(43.4)%
Service Sales	97.0	120.6	(23.6)	(19.6)%

Total Sales	$185.8	$277.6	$(91.8)	(33.1)%

OEM sales represented 48% of our total sales in 2009 as compared to 57% in 2008. The downturn in our 2009 sales was greatest in our OEM markets where we experienced a broad based decrease in customer demand, with only few exceptions, as the global economic recession slowed demand for construction, agricultural and industrial equipment. Decreased demand from our largest customer, Deere & Company (“Deere”), for products used in their construction and forestry equipment as well as utility tractors resulted in $26.6 million lower sales in 2009 than the prior year. Lower demand from our other major OEM customers, including Caterpillar, Cummins, Inc. (“Cummins”), AGCO SISU POWER “SISU”), Ford Motor Company (“Ford”), Perkins Engines Co. Ltd. (“Perkins”), Lombardini SRL, Iveco S.p.A., Case New Holland and J C Bamford Excavators Ltd. combined for a $32.5 million decrease in 2009 sales as compared to the prior year. Sales to General Engine Products, Inc. (“GEP”) for fuel pumps used in the military High Mobility Multipurpose Wheeled Vehicle (“HMMWV”) were also $2.6 million or 13% less in 2009 as production of this vehicle slowed from the prior year rate. The only significant increase in OEM sales in 2009 was for our high pressure gasoline pump sold to Daimler-Benz (“Daimler”), due to an expanded product offering of the gasoline direct injection engine included as an option in the Mercedes C and E-class vehicles. Sales to Daimler increased by $2.1 million in 2009 from the prior year.

Sales to the service markets represented 52% of our total sales in 2009 as compared to 43% in 2008. Demand for products from our service customers did not decrease as much as demand from our OEM customers in 2009. Service sales to Deere were $13.2 million or 35% less when compared to 2008, reflecting lower end market demand as well as inventory reductions in 2009. Sales to General Motors Service Parts Organization were $7.5 million lower in 2009 versus 2008. The balance of the reduction in 2009 service sales was due to lower demand from our independent service network and our aftermarket fuel filter customers.

Sales in 2009 were significantly lower in all of our major product lines when compared to the prior year, once again reflecting the impact of the global recession on all of our lines of business except for the high pressure gasoline pump sold to Daimler. Year-over-year sales decreases in our diesel fuel pump, fuel injector, fuel filtration and Precision Components & Assembly product lines ranged from 24% to 62%, with larger decreases reflecting a greater proportion of OEM versus service sales.

Cost of Sales and Gross Profit. Cost of sales totaled $139.0 million and 74.8% of net sales in 2009, compared to $200.9 million and 72.4% of net sales in 2008. Gross profit totaled $46.8 million and 25.2% of net sales in 2009, compared to $76.6 million and 27.6% of net sales in 2008. This $29.8 million reduction in gross profit was due to the following increases and decreases in 2009 cost of goods sold when compared to 2008:

Decreases in gross profit –
Lower sales volume and market/product mix	-$ 41.6 million
Windsor employee retention bonus	-$1.1 million
Excess inventory write down	-$0.7 million
Increases in gross profit –
Overhead labor reductions	+$7.0 million
Lower 2009 performance bonus	+$2.7 million
Lower factory overhead expenses	+$2.0 million
Lower depreciation expense	+$1.9 million

The lower sales volumes in all of our lines of business in 2009 (other than the high pressure gasoline pump sold to Daimler) resulted in $41.6 million lower gross profit when compared to 2008, although the higher proportion of service versus OEM sales in 2009 lessened the overall impact on gross profit.

The reorganization of our North American operations announced in the second quarter of 2009 will result in the closure of the manufacturing plant in our Windsor, Connecticut location. We are providing a retention bonus to employees of that location to continue working until their jobs are eliminated. The aggregate amount of these bonuses is expected to be approximately $2.7 million of which $1.1 million was expensed in 2009.

A review of our obsolete and excess inventory in 2009 resulted in a $0.7 million charge to cost of goods sold. Approximately $0.6 million of this amount is related to the write down of inventory following the decision by a customer to in-source manufacturing of components previously provided by our Stanadyne, SpA operation.

A number of aggressive cost reduction actions were taken in 2009 to better balance our operating costs to the lower level of sales demand. We reduced factory overhead staffing levels, utilized temporary furloughs, reduced wages and salaries, and suspended certain employee benefits to produce combined savings of $7.0 million in 2009. Also, we did not achieve the levels of earnings and cash flows from operations in 2009 required by our performance bonus plan. As a result, there were no amounts incurred for performance bonus in 2009 as compared to $2.7 million incurred in 2008.

A number of austerity programs were taken at all of our locations in 2009 to further reduce factory overhead costs by a combined $1.7 million from 2008 spending levels. Also, LIFO expense was $0.3 million less in 2009 when compared to 2008. In connection with the restatement, the LIFO expense is expected to be adjusted as of December 31, 2008 and December 31, 2007 due to an error in the calculation of LIFO inventory reserves in those periods. See the financial statement data (and related explanation of adjustments) included in this Current Report on Form 8-K for the currently anticipated amounts of such adjustments.

Depreciation expense was $1.9 million lower in 2009 as compared to 2008. A large number of used assets were acquired in 2004 with a remaining useful life of 5 years that ended in the third quarter of 2009 resulting in the lower overall depreciation expense in 2009. This benefit was partially offset by $0.6 million of accelerated depreciation in 2009 resulting from the decision to close our Windsor, Connecticut manufacturing facility. While many of the fixed assets used in Windsor will be transferred to our other manufacturing facilities upon closure of this plant in 2011, we determined that certain fixed assets would only be used through 2011. We revised our estimate of the useful life of these assets and adjusted the depreciation expense accordingly.

Selling, General and Administrative Expenses (“SG&A”). SG&A totaled $33.7 million or 18.1% of net sales in 2009, as compared to $38.6 million or 13.9% of net sales in 2008. The lower levels of sales in 2009 drove a number of cost saving measures including staff reductions, a graduated salary reduction of 4% – 15%, suspension of certain employee benefits, and no performance bonus due to depressed levels of cash flows that combined for a total of $4.4 million lower labor costs when compared to 2008. Freight on sales was $0.8 million less in 2009 when compared to 2008, due primarily to the depressed sales volumes. Lower R&D expenses and favorable cost trends in retiree health benefit plans in 2009 accounted for $1.3 million and $0.8 million, respectively, of the year-over-year decrease in SG&A costs. Additional year-over-year savings of $1.8 million in SG&A costs were realized from a number of austerity measures in our China, India and Italy operations. All of these savings were partially offset by $1.9 million of costs incurred for the consolidation of our U.S. manufacturing operations announced in 2009 and $2.0 million for start-up costs including training and salaries to support the relocation of equipment, as well as the cost to move the equipment, for the expanded operations in our China and India locations. The SG&A in our financial statements includes an annual management fee of $0.8 million payable to Kohlberg & Company L.L.C. for management services provided and amortization of intangible assets of $3.2 million.

Amortization of Intangible Assets. Amortization of intangible assets totaled $3.3 million in 2009 and in 2008.

Goodwill Impairment. Goodwill impairment was $6.5 million in 2009; no goodwill impairment was recorded in 2008. Stanadyne evaluates the carrying value of goodwill and other intangible assets on an annual basis and when other conditions exist by applying a fair value based test. Stanadyne tests for goodwill impairment in two reporting units – Stanadyne Corporation and Stanadyne, SpA. Our annual impairment test for 2009 was completed during the fourth quarter. This test relies on a discounted cash flow analysis of the operating cash flows reflected in our long term strategic plan. The result of this analysis concluded that the projected discounted cash flows generated by our Stanadyne, SpA reporting unit did not support the carrying value of that business. This change from the prior year impairment test was due to a strategic decision in the fourth quarter of 2009 to support new business growth in Asia with products manufactured by our Changshu, China operation rather than our Italy-based operation. As a result, Stanadyne’s annual impairment test concluded that the goodwill was impaired in the Stanadyne, SpA reporting unit and charged $6.5 million to operating income in the fourth quarter of 2009. There was no impairment of goodwill in the Stanadyne Corporation reporting unit in 2009. In connection with the restatement, goodwill was adjusted as of December 31, 2008 and December 31, 2007 due to an error in the translation of euro denominated goodwill arising from the acquisition of Stanadyne, SpA.

Operating Income. Operating income for Stanadyne in 2009 totaled $2.6 million and 1.4% of net sales and was $31.4 million less than operating income of $34.0 million and 12.2% of net sales in 2008. Excluding the goodwill impairment charge of $6.5 million, the year-over-year comparison reflected a decrease of $24.9 million that resulted from $29.8 million lower gross profit partially offset by $4.9 million lower SG&A expense. Operating income for Holdings in 2009 was $0.1 million less than for Stanadyne due to additional SG&A costs.

Net Loss. Net losses for Stanadyne in 2009 totaled $18.0 million or 9.7% of net sales as compared to net income in 2008 of $9.9 million and 3.6% of net sales. This $27.9 million decrease in net earnings was due to $31.4 million of lower operating income in 2009 partially offset by $0.2 million lower net interest expense on lower levels of debt, $2.5 million lower income taxes and $0.8 million of loss attributable to the non-controlling interest in Stanadyne Amalgamations Private Limited (“SAPL”).

Net losses for Holdings in 2009 were $7.9 million more than for Stanadyne due to $11.7 million of additional net interest expense on Holdings’ senior discount notes, partially offset by $3.8 million lower income taxes.

2008 COMPARED TO 2007

Net Sales. Net sales for 2008 totaled $277.6 million and were $17.4 million or 5.9% less than sales of $295.0 million for 2007. Lower sales to the OEM market during 2008 were partially offset by higher sales to the service markets.

OEM sales represented 57% of our total sales in 2008 as compared to 59% in 2007. Sales to our OEM customers were $18.2 million less in 2008, due primarily to $30.1 million lower sales to Deere. In addition to lower demand due to the general economic downturn in late 2008, sales to Deere decreased for products used in construction and forestry equipment as well as for older style fuel injection equipment that is no longer emissions compliant. Strength in demand from our other OEM customers in 2008 offset much of the reduction in sales to Deere. Sales to GEP for fuel pumps used in the military HMMWV were $2.8 million greater in 2008. Sales of our high pressure gasoline pump to Daimler were also $5.0 million higher in 2008 as the use of GDi-equipped engine was expanded to additional platforms. Increased OEM demand in 2008 for our diesel fuel injection equipment sold to Cummins, Ford, SISU and Perkins combined for a total of $9.1 million higher sales in 2008 than 2007.

Sales to the service markets represented 43% of our total sales in 2008 as compared to 41% in 2007. Sales to service customers increased $0.8 million or 0.6% in 2008 versus 2007. After lower demand in 2007, service orders from GM for fuel pumps increased in the first half of 2008, resulting in $3.9 million higher sales when compared to 2007. Service orders for Deere products also increased by $1.3 million in 2008. Sales to our central distributors, which comprise our independent service network, were $11.2 million lower in 2008 as compared to 2007 due to a general downturn in demand for service parts as well as for fewer orders for replacement pumps for military HMMWVs.

Sales by major product line in 2008 reflected lower sales of our fuel pump, fuel injector and fuel filtration products, partially offset by a $2.6 million increase in our Precision Components & Assembly (“PCA”) business.

Cost of Sales and Gross Profit. Cost of sales totaled $200.9 million and 72.4% of net sales in 2008, compared to $224.1 million and 76.0% of net sales in 2007. Gross profit totaled $76.6 million and 27.6% of net sales in 2008, compared to $70.9 million and 24.0% of net sales in 2007. The major reasons for the $5.7 million increase in year-over-year gross profit were as follows:

Increases in gross profit –
Factory cost reductions including reorganization, staff reductions and consolidation of our Windsor, Connecticut manufacturing operations	+$8.3 million
Factory cost reductions in our Italy location due to staff reductions and the prior year (2007) charges for write-down of excess inventory and idle equipment	+$2.6 million
Decreases in gross profit –
Lower sales volume and unfavorable product mix	-$4.2 million
Higher costs in our Changshu, China plant	-$0.8 million

Factory overhead costs in the U.S. operations were $8.3 million less in 2008 primarily reflecting savings from organizational restructuring, staff reductions and consolidation of operations in the Windsor, Connecticut location.

Gross profit in Stanadyne, SpA improved by $2.6 million in 2008 when compared to 2007, due primarily to the $2.1 million write-down of inventory and idle equipment in 2007, as well as savings from staff reductions completed in 2007 and 2008.

Lower gross profit resulting from decreased OEM sales volumes was partially offset by a more profitable mix of products sold in 2008 as well as price realization, resulting in a net $4.2 million decrease in the year-to-year gross profit comparison.

Finally, overhead spending in our new Changshu, China plant increased by $0.8 million in 2008, as the operation launched production in the second half of the year.

Selling, General and Administrative Expenses (“SG&A”). SG&A totaled $38.6 million or 13.9% of net sales in 2008, as compared to $38.4 million or 13.0% of net sales in 2007. The $0.2 million increase in SG&A costs was due to a number of changes. SG&A increases in 2008 included $2.4 million for higher research and development expenses for high pressure gasoline and diesel fuel systems programs, $0.6 million for professional fees related to personnel recruiting, accounting related fees and legal fees, and $0.4 million more start-up costs in the new Changshu, China plant. Reductions in SG&A costs in 2008 included $2.6 million lower severance benefits than incurred in 2007, lower costs associated with testing the Company’s internal control over financial reporting, and $0.3 million lower stock-based compensation expense. The SG&A in our financial statements includes the pension plan curtailment gain described below, management fee and amortization of intangible assets.

Pension Plan Curtailment Gain. Changes to the U.S.-based defined benefit pension plans at the end of the first quarter of 2007 resulted in a curtailment gain of the liability associated with future benefits. Effective March 31, 2007, Stanadyne amended the Stanadyne Corporation Pension Plan (a defined benefit plan) to freeze the benefits for all participants so that no future benefits accrued after that date. The effect of the pension plan freeze resulted in a curtailment gain of $9.3 million. This curtailment gain was equal to the reduction in the projected benefit obligations (PBO) due to the freeze, offset by any unrecognized losses immediately prior to the freeze, plus remaining unrecognized prior service costs. In connection with the restatement, the amount of the Companies’ pension plan liability was adjusted as of December 31, 2008 and December 31, 2007 due to an error in calculation.

Amortization of Intangible Assets. Amortization of intangible assets totaled $3.3 million in 2008 and was $0.5 million less than the amount reported for 2007, due to the expiration of certain product design patents at mid-year 2007.

Operating Income. Operating income for 2008 totaled $34.0 million and 12.2% of net sales and was $3.3 million less than the $37.3 million and 12.6% of net sales in 2007. Excluding the 2007 pension plan curtailment gain of $9.3 million, the year-over-year comparison reflected an increase in operating income of $6.0 million that resulted from $5.7 million higher gross profit and $0.5 million lower amortization expenses partially offset by $0.2 million higher SG&A expense.

Net Income. Net income for Stanadyne in 2008 totaled $9.9 million and 3.6% of net sales, reflecting a decrease of $0.4 million from $10.3 million or 3.5% of net sales in 2007. The $0.4 million decrease reflected $3.3 million lower operating income, due to the $9.3 million pension plan curtailment gain recorded in 2007, offset by $5.7 million of higher gross profit levels in 2008, $0.4 million lower net interest expense on reduced debt levels, $2.3 million lower income taxes due primarily to lower operating income and higher R&D credits, and $0.1 million of net loss attributable to the non-controlling interest in SAPL.

Net income for Holdings in 2008 totaled $1.8 million and was $8.1 million less than the amount reported for Stanadyne due to $10.5 million of additional interest expense on Holdings’ senior discount notes, partially offset by $2.5 million lower income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Stanadyne’s principal sources of liquidity are cash on hand, which totaled $24.9 million on December 31, 2009, and cash flows from operations. Cash equivalents as of December 31, 2009 represent commercial paper and certificates of deposit. On August 13, 2009, Stanadyne (as borrower) and Stanadyne Intermediate Holding Corp. (“SIHC”) (as guarantor) entered into a new revolving credit agreement with Wells Fargo Foothill, LLC (“U.S. Revolver”). The U.S. Revolver replaced a revolving credit line that expired on August 6, 2009, which was part of the Company’s senior credit facility with Goldman Sachs and CIT Group. The U.S. Revolver provides for maximum borrowings of $30 million, based on availability, as defined in the credit agreement, and is secured by all Stanadyne and SIHC assets, as well as a pledge of 65% of Stanadyne’s stock in SpA, SAPL, and Stanadyne Changshu Corporation (“SCC”). There were no amounts outstanding under the U.S. Revolver as of December 31, 2009, representing $19.3 million of available borrowing, of which $5.8 million was used to secure standby letters of credit. We occasionally utilize capital leasing and, for our foreign operations in China, Italy and India, maintain a combination of overdraft, working capital and term loan facilities with local financial institutions on an as-needed basis.

Indebtedness for Stanadyne as of December 31, 2009 totaled $164.7 million and was comprised of $160.0 million of senior subordinated notes issued by Stanadyne (the “Notes”), $4.2 million in foreign overdraft and revolving credit facilities and $0.5 million in foreign term loans. There were no borrowings under the U.S. Revolver. Unless the availability of funds under the U.S. Revolver is less than $4.0 million, this credit facility is not subject to financial covenants.

Indebtedness for Holdings as of December 31, 2009 totaled $264.7 million, comprised of the same debt balances for Stanadyne, plus an additional $100.0 million of senior discount notes (the “Senior Discount Notes”) which are due in 2015. The Discount Notes accreted to their full face value in August, 2009. The 12% coupon is payable semi-annually beginning in February, 2010. Holdings has no independent financial resources of its own. The U.S Revolver and the indenture governing the Notes limit the ability of Stanadyne and its subsidiaries to pay dividends or make other distributions to Holdings. There were no dividends paid to Holdings by any of its direct or indirect subsidiaries in the year ended December 31, 2009.

Based upon our current and anticipated levels of operations, we believe, but cannot guarantee, that our cash flows from operations and availability under our U.S Revolver and foreign working capital facilities will be adequate to meet our liquidity needs for the next twelve months and the foreseeable future. However, this forward-looking statement is subject to risks and uncertainties.

Because of the delay in filing the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for each of Holdings and Stanadyne as a result of restatement described elsewhere in this Current Report on Form 8-K, Holdings has failed to comply with the requirements set forth in Section 4.03 of the indenture governing the Senior Discount Notes and Stanadyne has failed to comply with the requirements set forth in Section 4.03 of the indenture governing the Notes insofar as the Companies did not, within the time period specified in the SEC’s rules and regulations, file with the SEC or furnish to the bondholders the Companies’ annual financial information for the fiscal year ended December 31, 2009 and a report on the annual financial statements by the Companies’ certified independent accountants as required under Section 4.03 of indentures. Accordingly, the Companies notified the trustee under each of the indentures on April 16, 2010 that the Companies’ failure to so file or furnish the 2009 Form 10-K constituted a default under the indentures. Each of Holdings and Stanadyne will have sixty days from the date notice is received by it in accordance with the terms of the applicable indenture of its failure to comply with Section 4.03 of the applicable indenture. If the Companies fail to file the 2009 Form 10-K within the grace period, the Senior Discount Notes, in the case of Holdings, and the Notes, in the case of Stanadyne, may be declared due and payable immediately in accordance with the terms of the applicable indenture. The Companies expect to file the 2009 Form 10-K prior to the expiration of the sixty day grace period.

Cash Flows From Operating Activities. Net cash flows from operating activities for Stanadyne totaled $1.8 million, $24.9 million and $24.5 million in 2009, 2008 and 2007, respectively.

The $23.1 million decrease in operating cash flow during the year ended December 31, 2009 as compared to the prior year was due primarily to the $12.1 million income (as adjusted for non-cash items) during the period compared to the $31.9 million income (as adjusted for non-cash items) during the year ended December 31, 2008. This $19.8 million year-over-year reduction in operating cash flows, when combined with $3.4 million additional cash consumed by changes in asset and liability accounts (primarily working capital accounts) equals the $23.2 million decrease in cash flows from operations in 2009 as compared to 2008.

Changes in asset liability accounts affecting our 2009 cash flows from operating activities included the following:

•

Cash flows from changes in accounts receivable were $1.1 million less in 2009. While customer receivables decreased proportionately with the lower levels of sales in 2009, the $4.6 million reduction in 2009 accounts receivable was $1.1 million less than the $5.7 million reduction in 2008 accounts receivables. There was no significant credit risk in our customer accounts receivable at the end of 2009.

•

Cash flows from changes in inventory levels generated $2.8 million more cash in 2009 than in 2008. Lower customer demand in 2009 required inventory reductions at all of our manufacturing locations. Inventory levels decreased $2.7 million in 2009 and increased $0.1 million in 2008. Inventory turnover was 6.9x in 2009 versus 8.8x in 2008, reflecting a less efficient use of inventory resulting from depressed business levels in 2009. The consolidation of our North American operations involves relocation of the entire Windsor, Connecticut manufacturing activity. This process requires increases in inventory in order to meet customer delivery schedules while we move equipment to a different location. These temporary inventory stocks totaled approximately $1.0 million at the end of 2009.

•

Cash flows from changes in accounts payable balances generated $1.5 million more cash in 2009 than in 2008. Accounts payable balances decreased by $2.9 million in 2009 as compared to a decrease of $4.4 million in 2008. Declining accounts payable balances on reduced business levels in 2009 stabilized and began to increase late in the year as business levels began to improve.

•

Cash flows from changes in accrued liabilities consumed $7.4 million more cash in 2009 than in 2008, due primarily to disbursement of the 2008 performance bonus payments this year with no offsetting increase in the bonus liability as no bonuses were earned in 2009.

Stanadyne’s cash flows from operating activities in 2008 were $0.4 million higher than in 2007. Operating cash flows before changes in assets and liabilities were $4.7 million higher in 2008 than 2007, due to improved gross profits. Operating cash flows from changes in asset and liability accounts were $4.2 million lower in 2008 as compared to 2007. Accounts receivable provided $5.7 million in added cash when compared to 2007 due to strong collection efforts on lower sales volume in 2008. Lower customer demand in the fourth quarter of 2008 resulted in higher year end inventory levels. Cash flows from operations were $9.7 million less in 2008 compared to 2007 as a result of inventory increases in 2008 compared to consumption of inventory in 2007. Cash flows from changes in other current assets were $2.3 million less in 2008 than in 2007. Lower accounts payable balances in 2008, due primarily to lower levels of business, compared to increasing accounts payable balances in 2007, resulted in a $3.7 million year-over-year negative change in cash flows. Cash flows from changes in liability accounts were $5.8 million greater in 2008 than in 2007 due to lesser amounts in 2008 for pension plan contributions, product warranty claims and non-cash reductions in pension and other post employment benefit liabilities related to the adoption of Accounting Standards Codification 715, Compensation-Retirement Benefits.

Cash flows from operating activities for Holdings for 2009, 2008 and 2007 were substantially the same as the amounts reported for Stanadyne.

Cash Flows From Investing Activities. Cash flows from investing activities in 2009 and 2008 consumed $8.5 million and $8.7 million of cash, respectively, reflecting our investment in capital equipment in each of those years.

Cash flows from investing activities in 2007 consumed $8.4 million of cash. This amount was reduced by approximately $1.1 million from use of residual restricted cash proceeds from the sale of our precision engine segment in 2006 to pay related income taxes.

Our capital expenditures totaled $8.5 million, $8.7 million and $9.5 million in 2009, 2008 and 2007, respectively. Capital expenditures in all three years reflected investments in equipment to increase capacity, reduce costs, and improve quality, safety and ergonomics. Approximately $1.6 million and $2.8 million in 2008 and 2007, respectively, represent capital expenditures for manufacturing equipment in the new Changshu, China location.

Cash Flows From Financing Activities. Stanadyne’s cash flows from financing activities resulted in net reductions in cash of $16.9 million, $5.3 million and $3.6 million in 2009, 2008 and 2007, respectively.

Cash flows from financing activities in our U.S. based operations in 2009 included reductions in term debt of $15.0 million. The terms of the expired senior credit facility related to excess cash flow generated in 2009 required reductions in term debt of $9.7 million. The remaining $5.3 million of term debt was prepaid in August 2009. There were no borrowings under the U.S. revolving credit lines as of December 31, 2009, which after reductions for outstanding letters of credit, provided available liquidity of $13.5 million. Financing cash flows in 2009 also included $1.2 million of payments of debt issuance costs related to establishing the U.S. Revolver.

Cash flows from financing activities in our foreign operations in 2009 included a $0.1 million increase in overdraft borrowings at SAPL to finance working capital requirements, as well as scheduled payments of $0.2 million in term loan obligations. Cash flows from financing activities in Stanadyne, SpA included $0.4 million of increased overdraft borrowings to finance working capital requirements and payments of capital lease obligations totaling $0.4 million. Cash flows from financing activities in SCC were limited to $0.1 million of increased overdraft borrowings to finance working capital requirements.

Cash flows from financing activities for Holdings in 2009 included the amounts reported for Stanadyne as well as $0.2 million for the net cash consumed for the exercise of stock options and the repurchase of shares of common stock from retiring management shareholders.

Cash flows from financing activities in our U.S. based operations in 2008 included a $6.2 million reduction in term debt based on the terms of the now expired senior credit facility related to excess cash flow generated in 2007. Excess cash flow generated in 2008 required an additional reduction in term debt of $9.7 million in the second quarter of 2009. Remaining balances under the term loan were not due until August 2010, subject to any excess cash flow generated in 2009. There were no borrowings under the former U.S. based revolving credit line as of December 31, 2008, which after reductions for outstanding letters of credit, provided available liquidity of $18.3 million.

Cash flows from financing activities in our foreign operations in 2008 included an increase in overdraft borrowings in our Stanadyne, SpA and SCC operations of $0.8 million, and reductions in revolving loans in SAPL of $0.2 million. Increased overdraft borrowings were used to support working capital requirements. Cash flows from financing activities in SAPL also included the proceeds from a five year term loan for $1.0 million with Indian Overseas Bank to finance equipment for the production of fuel injection products. SAPL also made scheduled term loan payments totaling $0.4 million during 2008.

There were no cash flows from financing activities in our U.S.-based operations in 2007. No principal amounts were due for the term loan in 2007. There were no borrowings under the U.S.-based revolving credit line in 2007, which after reductions for outstanding letters of credit, represented $21.6 million of available liquidity.

Cash flows from financing activities for Holdings resulted in reductions in cash of $17.1 million, $5.4 million, and $3.6 million in 2009, 2008, and 2007, respectively. Cash flows from financing activities for Holdings in these three years included the amounts reported for Stanadyne as well as $0.2 million in 2009 and approximately $0.1 million in each of 2008 and 2007 for the repurchase of its common stock due to exercise of stock options.

The Discount Notes are unsecured senior obligations of Holdings and are subordinated to all existing and future senior indebtedness, including obligations under Stanadyne’s U.S. Revolver. The Discount Notes are not guaranteed by Holdings’ subsidiaries. The Discount Notes are effectively subordinated to all of Stanadyne’s secured debt. Holdings does not have independent financial resources to pay the Discount Notes. Holdings was in compliance with the covenants of the Discount Notes as of December 31, 2009.

Pension Plans. We maintain a qualified defined benefit pension plan (the “Pension Plan”), which covers substantially all domestic hourly and salary employees and an unfunded nonqualified plan to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law to participants in the Pension Plan. Effective March 31, 2007, Stanadyne amended the Pension Plan to freeze the Pension Plan with respect to all participants so that no future benefits will accrue after that date. The freeze of the Pension Plan also resulted in the freeze of the Supplemental Retirement Benefit Plan.

The expected long-term rate of return on assets assumption is developed with reference to historical returns, forward-looking return expectations, the Pension Plan’s investment allocation, and peer comparisons. Stanadyne selected the 8.00% expected return assumption used for 2009 net periodic pension expense with input from the Pension Plan investment advisor. The investment advisor analyzed actual historical returns and future expected returns of asset class benchmarks appropriate to the Pension Plan’s target investment allocation. The analysis also reflected asset return premiums anticipated as a result of active portfolio management, as appropriate for each benchmark asset class. Based on these considerations, Stanadyne used an expected long-term rate of return assumption of 8.00% for 2009 and 8.25% for 2008. Since the expected return on assets assumption is long-term in nature, changes in this assumption are made less frequently than changes in the discount rate assumption.

The discount rate used to value the pension obligation was developed with reference to a number of factors, including the current interest rate environment, benchmark fixed-income yields, peer comparisons, and expected future pension benefit payments. A discount rate of 6.00% established for December 31, 2009 reflects a reduction of 0.25% from the 6.25% rate used at December 31, 2008. The discount rate selected is consistent with the market yields on high quality fixed income securities which occurred between December 31, 2008 and December 31, 2009. We use a weighted-average of the Moody’s Baa and Aaa rates as a key reference point for discount rate selection. In selecting the discount rate assumption, we also utilize the results of a cash flow model based on the Citigroup Pension Discount Curve. Under this approach, we discounted the expected future benefit payments under the Company’s Pension Plan using the discount curve, and solved for the single discount rate that would produce the same present value.

Effective March 31, 2007, Stanadyne froze the Pension Plan with respect to all participants so that no future benefits accrue after that date. As required by law, benefits already accrued as of such date will not be affected. With respect to such benefits, participants will continue to vest and all other retirement options, including early retirement reduction factors will continue unchanged. The assets will continue to be held in trust for participants until they retire. The accrual of benefits for certain executives participating in the Supplemental Retirement Benefit Plan is based on the accrual of benefits under the Pension Plan. Therefore, the freeze of the Pension Plan also resulted in the freeze of the Supplemental Retirement Benefit Plan. The combined effect of the Pension Plan freeze and positive investment performance in 2007 reduced the Pension Plan unfunded benefit obligation to $12.5 million at December 31, 2007.

Higher returns on invested Pension Plan assets in 2009 helped increase the value to $69.2 million at December 31, 2009 from $54.6 million at December 31, 2008. Due to the poor returns in the U.S. equity markets in 2008, the value of the Pension Plan assets decreased to $54.6 million at December 31, 2008, from $80.8 million at December 31, 2007. The Company contributed $2.4 million and $3.1 million to the Pension Plan in 2009 and 2008, respectively and expects the minimum required contribution to the Pension Plan in 2010 will be approximately $5.3 million.

During 2009, the unfunded liability for the combined Pension Plan and non-qualified plan decreased by $7.5 million from the prior year to $33.4 million as of December 31, 2009. This reduced liability resulted in an equal pretax amount included in accumulated other comprehensive income.

During 2008, the unfunded liability for the combined Pension Plan and non-qualified plan increased by $28.4 million from the prior year to $40.9 million as of December 31, 2008. This increased liability resulted in an equal pretax amount included in accumulated other comprehensive loss.

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitations, statements with respect to the financial condition, results of operations and business of the Companies and management’s discussion and analysis of financial condition and results of operations. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this report and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially.

Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

Any change in the following factors may materially adversely affect our business and our financial results:

•	Adverse conditions in the general economy and financial markets;

•	worldwide political and macro-economic uncertainties and fears;

•	changes in technology, manufacturing techniques or customer demands;

•	loss or adverse change in our relationship with our material customers;

•	changes in the performance or growth of our customers;

•	increased competition and pricing pressures in our existing and future markets;

•	changes in the price and availability of raw materials, particularly steel and aluminum;

•	risks associated with international operations;

•	the loss of key members of managements;

•	risk that our intellectual property may be misappropriated;

•	loss of any of our key manufacturing facilities;

•	adverse state or federal legislative or regulatory developments or litigation or other disputes;

•

changes in the business, market trends, projected growth rates and general economic conditions related to the markets in which we operate, including agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles;

•	our ability to satisfy our debt obligations, including related covenants; and

•	increases in our cost of borrowing or inability or unavailability of additional debt or equity capital.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

	December 31, 2007 As Reported *	Adjustments				As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$37,950	$—				$37,950
Accounts receivable, net of allowance for uncollectible accounts of $200 as of December 31, 2007	38,813	(41)		(a	)	38,772
Inventories, net	29,228	(180 (1,731	) )	(a (b	) )	27,317
Prepaid expenses and other assets	1,772	—				1,772
Deferred income taxes	2,818	—				2,818

Total current assets	110,581	(1,952)				108,629
Property, plant and equipment, net	93,037	—				93,037
Goodwill	144,575	1,088		(c	)	145,663
Intangible and other assets, net	88,306	(177 420)		(d (f	) )	88,549

Total assets	$436,499	$(621)				$435,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,967	$—				$23,967
Accrued liabilities	35,778	251 (150 (3,421 (201	) ) )	(g (h (i (j	) ) ) )	32,257
Current maturities of long-term debt	4,298	—				4,298
Current portion of capital lease obligations	247	—				247

Total current liabilities	64,290	(3,521)				60,769
Long-term debt, excluding current maturities	264,136	—				264,136
Deferred income taxes	27,749	(909)		(j	)	26,840
Capital lease obligations, excluding current portion	256	—				256
Other non-current liabilities	26,311	420 3,421 756		(f (i (k	) ) )	30,908

Total liabilities	382,742	167				382,909

Commitments and Contingencies
Equity:
Stockholders’ Equity:
Common stock, par value $.01, 150,000,000 authorized shares, 106,430,081 issued shares, and 106,065,081 outstanding shares as of December 31, 2007	1,064	—				1,064
Additional paid-in capital	54,085	—				54,085
Accumulated other comprehensive income		1,088		(c	)
	5,994	20		(k	)	7,102
Accumulated deficit	(7,233)	(1,896)		(p	)	(9,129)
Treasury stock, at cost, 365,000 shares as of December 31, 2007	(229)	—				(229)

Total stockholders’ equity	53,681	(788)				52,893
Non-controlling interest	76	—				76
Total equity	53,757	(788)				52,969

Total liabilities and stockholders’ equity	$436,499	$(621)				$435,878

See accompanying notes for an explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2007 As Reported *	Adjustments				As Adjusted
Net sales	$292,546	$2,493 (41)		(l (a	) )	$294,998
Cost of goods sold	220,713	1,983 180 1,329 20 (150)		(l (a (b (k (h	) ) ) ) )	224,075

Gross profit	71,833	(910)				70,923
Selling, general, administrative and other operating expenses	32,803	769 112		(k (m	) )	33,684

Operating income	39,030	(1,791)				37,239
Other income (expense):
Interest income	1,105	—				1,105
Interest expense	(29,621)	51		(d	)	(29,570)

Income before income tax expense and non-controlling interest	10,514	(1,740)				8,774
Income tax expense	6,500	(816 (145 251	) )	(j (n (o	) ) )	5,790

Net income	4,014	(1,030)				2,984
Non-controlling interest in loss (income) of consolidated subsidiary	(76)	—				(76)

Net income attributable to stock holders	$3,938	$(1,030)				$2,908

See accompanying notes for an explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2007 As Reported *	Adjustments				As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,014	$(1,030)				$2,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,443	—				21,443
Amortization of debt issuance costs	11,351	(51)		(d	)	11,300
Deferred income taxes	(740)	(677)		(j	)	(1,417)
Loss on disposal of property, plant and equipment	1,142	—				1,142
Stock compensation expense	393	—				393
Pension plan curtailment gain	(10,015)	750		(k	)	(9,265)
Changes in assets and liabilities:
Accounts receivable	2,487	(2,493 41)		(l (a	) )	35
Inventories	6,095	1,983 180 1,329		(l (a (b	) ) )	9,587
Prepaid expenses and other assets	2,113	(420 (145	) )	(f (n	) )	1,548
Accounts payable	(779)	—				(779)
Accrued liabilities	(5,885)	(3,421 (139 (150 112 251	) ) )	(i (j (h (m (o	) ) ) ) )	(9,232)
Other non-current liabilities	(7,076)	39 3,421 420		(k (i (f	) ) )	(3,196)

Net cash provided by operating activities	24,543	—				24,543

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(9,511)	—				(9,511)
Proceeds from disposal of property, plant and equipment	49	—				49
Decrease in restricted cash	975	—				975
Net proceeds from sale of discontinued operations	104	—				104

Net cash (used in) provided by investing activities	(8,383)	—				(8,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	31	—				31
Payments of foreign long-term debt	(480)	—				(480)
Payments on foreign overdraft facilities	(2,800)	—				(2,800)
Payments on capital lease obligations	(306)	—				(306)
Purchase of treasury stock	(82)	—				(82)

Net cash used in financing activities	(3,637)	—				(3,637)

Net increase in cash and cash equivalents	12,523	—				12,523
Effect of exchange rate changes on cash and cash equivalents	33	—				33
Cash and cash equivalents at beginning of period	25,394	—				25,394

Cash and cash equivalents at end of period	$37,950	$—				$37,950

See accompanying notes for an explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

	December 31, 2008 As Reported *	Adjustments				As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$49,010	$—				$49,010
Accounts receivable, net of allowance for uncollectible accounts of $209 as of December 31, 2008	32,171	—				32,171
Inventories, net	28,919	(2,273)		(b	)	26,646
Prepaid expenses and other assets	1,658	—				1,658
Deferred income taxes	1,606	—				1,606

Total current assets	113,364	(2,273)				111,091
Property, plant and equipment, net	80,933	—				80,933
Goodwill	144,575	194		(c	)	144,769
Intangible and other assets, net	82,542	(126 827)		(d (f	) )	83,243

Total assets	$421,414	$(1,378)				$420,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,394	$—				$18,394
Accrued liabilities	30,640	(2,411 (44	) )	(i (j	) )	28,185
Current maturities of long-term debt	13,871	—				13,871
Current portion of capital lease obligations	316	—				316

Total current liabilities	63,221	(2,455)				60,766
Long-term debt, excluding current maturities	258,513	—				258,513
Deferred income taxes	12,317	(1,598)		(j	)	10,719
Capital lease obligations, excluding current portion	830	—				830
Other non-current liabilities	49,420	827 2,411 1,835		(f (i (k	) ) )	54,493

Total liabilities	384,301	1,020				385,321

Commitments and Contingencies
Equity:
Stockholders’ Equity:
Common stock, par value $.01, 150,000,000 authorized shares, 106,505,081 issued shares, and 106,027,581 outstanding shares as of December 31, 2008	1,065	—				1,065
Additional paid-in capital	54,222	—				54,222
Accumulated other comprehensive (loss) income	(12,602)	194 (571)		(c (k	) )	(12,979)
Accumulated deficit	(5,266)	(2,021)		(p	)	(7,287)
Treasury stock, at cost, 477,500 shares as of December 31, 2008	(335)	—				(335)

Total stockholders’ equity	37,084	(2,398)				34,686
Non-controlling interest	29	—				29
Total equity	37,113	(2,398)				34,715

Total liabilities and stockholders’ equity	$421,414	$(1,378)				$420,036

See accompanying notes for an explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2008 As Reported *	Adjustments				As Adjusted
Net sales	$277,522	$41		(a	)	$277,563
Cost of goods sold	200,369	(180 542 55 150)		(a (b (k (h	) ) ) )	200,936

Gross profit	77,153	(526)				76,627
Selling, general, administrative and other operating expenses	42,679	54		(k	)	42,733

Operating income	34,474	(580)				33,894
Other income (expense):
Interest income	883	—				883
Interest expense	(30,108)	51		(d	)	(30,057)

Income before income tax expense and non-controlling interest	5,249	(529)				4,720
Income tax expense	3,329	(153 (251	) )	(j (o	) )	2,925

Net income	1,920	(125)				1,795
Non-controlling interest in loss of consolidated subsidiary	47	—				47

Net income attributable to stockholders	$1,967	$(125)				$1,842

See accompanying notes for explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2008 As Reported *	Adjustments				As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,920	$(125)				$1,795
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,535	—				21,535
Amortization of debt issuance costs	12,490	(51)		(d	)	12,439
Deferred income taxes	(3,993)	(310)		(j	)	(4,303)
Loss on disposal of property, plant and equipment	150	—				150
Stock compensation expense	102	—				102
Changes in assets and liabilities:
Accounts receivable	5,761	(41)		(a	)	5,720
Inventories	(507)	542 (180)		(b (a	) )	(145)
Prepaid expenses and other assets	57	(827)		(f	)	(770)
Accounts payable	(4,448)	—				(4,448)
Accrued liabilities	(4,760)	150 (2,411 157 (251	) )	(h (i (j (o	) ) ) )	(7,115)
Other non-current liabilities	(3,362)	2,411 827 109		(i (f (k	) ) )	(15)

Net cash provided by operating activities	24,945	—				24,945

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,695)	—				(8,695)
Proceeds from disposal of property, plant and equipment	25	—				25

Net cash used in investing activities	(8,670)	—				(8,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	36	—				36
Proceeds from foreign long-term debt	287	—				287
Net proceeds on foreign overdraft facilities	660	—				660
Payments on long-term debt	(6,200)	—				(6,200)
Payments on capital lease obligations	(55)	—				(55)
Purchase of treasury stock	(106)	—				(106)

Net cash used in financing activities	(5,378)	—				(5,378)

Net increase in cash and cash equivalents	10,897	—				10,897
Effect of exchange rate changes on cash and cash equivalents	163	—				163
Cash and cash equivalents at beginning of period	37,950	—				37,950

Cash and cash equivalents at end of period	$49,010	$—				$49,010

See accompanying notes for an explanation of the adjustments.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$24,918
Accounts receivable, net of allowance for uncollectible accounts of $317 as of December 31, 2009	28,360
Inventories, net	24,555
Prepaid expenses and other assets	2,646
Deferred income taxes	673

Total current assets	81,152
Property, plant and equipment, net	78,860
Goodwill	139,065
Intangible and other assets, net	79,895

Total assets	$378,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,705
Accrued liabilities	23,598
Current maturities of long-term debt	4,336
Current portion of capital lease obligations	601

Total current liabilities	45,240
Long-term debt, excluding current maturities	260,323
Deferred income taxes	8,297
Capital lease obligations, excluding current portion	2,237
Other non-current liabilities	47,641

Total liabilities	363,738

Commitments and Contingencies
Equity:
Stockholders’ Equity:
Common stock, par value $.01, 150,000,000 authorized shares, 106,505,081 issued shares as of December 31, 2009	1,065
Additional paid-in capital	54,285
Accumulated other comprehensive (loss) income	(5,461)
Accumulated deficit	(33,240)
Treasury stock, at cost, 690,000 shares as of December 31, 2009	(557)

Total stockholders’ equity	16,092
Non-controlling interest	(858)
Total equity	15,234

Total liabilities and equity	$378,972

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

Year Ended December 31, 2009
Net sales	$185,848
Cost of goods sold	139,031

Gross profit	46,817
Selling, general, administrative and other operating expenses	37,781
Goodwill impairment	6,547

Operating income	2,489
Other income (expense):
Interest income	360
Interest expense	(30,640)

Loss from operations before income tax benefit and non-controlling interest	(27,791)
Income tax benefit	(952)

Net loss	(26,839)
Loss of non-controlling interest in consolidated subsidiary	886

Net loss attributable to stockholders	$(25,953)

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,839)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,632
Amortization of debt issuance costs	9,345
Goodwill impairment	6,547
Deferred income taxes	(1,154)
Loss on disposal of property, plant and equipment	93
Stock compensation expense	63
Changes in assets and liabilities:
Accounts receivable	4,580
Inventories	2,697
Prepaid expenses and other assets	16
Accounts payable	(2,931)
Accrued liabilities	(7,678)
Other non-current liabilities	(2,617)

Net cash provided by operating activities	1,754

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,495)

Net cash (used in) provided by investing activities	(8,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of foreign long-term debt	(194)
Net payments on foreign overdraft facilities	(99)
Payments on long-term debt	(15,000)
Payments on capital lease obligations	(445)
Purchase of treasury stock	(223)
Payment of debt issuance cost	(1,176)

Net cash used in financing activities	(17,137)

Net decrease in cash and cash equivalents	(23,878)
Effect of exchange rate changes on cash and cash equivalents	(214)
Cash and cash equivalents at beginning of period	49,010

Cash and cash equivalents at end of period	$24,918

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

	December 31, 2007 As Reported *	Adjustments				As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$37,711	$—				$37,711
Accounts receivable, net of allowance for uncollectible accounts of $200 as of December 31, 2007	38,813	(41)		(a	)	38,772
Inventories, net	29,228	(180 (1,731	) )	(a (b	) )	27,317
Prepaid expenses and other assets	1,772	—				1,772
Deferred income taxes	2,818	—				2,818

Total current assets	110,342	(1,952)				108,390
Property, plant and equipment, net	93,037	—				93,037
Goodwill	144,575	1,088		(c	)	145,663
Intangible and other assets, net		(177)		(d	)
	86,653	420		(f	)	86,896

Total assets	$434,607	$(621)				$433,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,967	$—				$23,967
Accrued liabilities	35,769	(150 (3,421 (201	) ) )	(h (i (j	) ) )	31,997
Current maturities of long-term debt	4,298	—				4,298
Current portion of capital lease obligations	247	—				247

Total current liabilities	64,281	(3,772)				60,509
Long-term debt, excluding current maturities	181,336	—				181,336
Deferred income taxes	34,758	(909)		(j	)	33,849
Capital lease obligations, excluding current portion	256	—				256
Due to Stanadyne Holdings, Inc.	1,251	—				1,251
Other non-current liabilities	26,311	420 3,421 756		(f (i (k	) ) )	30,908

Total liabilities	308,193	(84)				308,109

Commitments and Contingencies

Equity:
Stockholders’ Equity:
Common stock, par value $.01, 10,000 authorized shares, 1,000 issued and outstanding shares	—	—				—
Additional paid-in capital	105,000	—				105,000
Accumulated other comprehensive income	5,994	1,088 20		(c (k	) )	7,102
Retained earnings	15,344	(1,645)		(p	)	13,699

Total stockholders’ equity	126,338	(537)				125,801
Non-controlling interest	76	—				76
Total equity	126,414	(537)				125,877

Total liabilities and stockholders’ equity	$434,607	$(621)				$433,986

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2007 As Reported *		Adjustments			As Adjusted
Net sales	$		$2,493	(l	)	$
		292,546	(41)	(a	)		294,998
Cost of goods sold			1,983	(l	)
			180	(a	)
			1,329	(b	)
			20	(k	)
		220,713	(150)	(h	)		224,075

Gross profit		71,833	(910)				70,923
Selling, general, administrative and other operating expenses			769	(k	)
		32,758	112	(m	)		33,639

Operating income		39,075	(1,791)				37,284
Other income (expense):
Interest income		1,091	—				1,091
Interest expense		(20,281)	51	(d	)		(20,230)

Income before income tax expense and non-controlling interest		19,885	(1,740)				18,145
Income tax expense			(816)	(j	)
		8,731	(145)	(n	)		7,770

Net income		11,154	(779)				10,375
Non-controlling interest in income of consolidated subsidiary		(76)	—				(76)

Net income attributable to stockholders		$11,078	$(779)				$10,299

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2007 As Reported *	Adjustments			As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,154	$(779)			$10,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,443	—			21,443
Amortization of debt issuance costs	2,026	(51)	(d	)	1,975
Deferred income taxes	1,897	(677)	(j	)	1,220
Loss on disposal of property, plant and equipment	1,142	—			1,142
Stock compensation expense	393	—			393
Pension plan curtailment gain	(10,015)	750	(k	)	(9,265)
Changes in assets and liabilities:
Accounts receivable		(2,493)	(l	)
	2,487	41	(a	)	35
Inventories		1,983	(l	)
		180	(a	)
	6,095	1,329	(b	)	9,587
Prepaid expenses and other assets		(420)	(f	)
	2,102	(145)	(n	)	1,537
Due to Holdings	360	—			360
Accounts payable	(779)	—			(779)
Accrued liabilities		(3,421)	(i	)
		(139)	(j	)
		(150)	(h	)
		112	(m	)
	(5,885)	—			(9,483)
Other non-current liabilities		39	(k	)
		3,421	(i	)
	(7,890)	420	(f	)	(4,010)

Net cash provided by operating activities	24,530	—			24,530

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,511)	—			(9,511)
Proceeds from disposal of property, plant and equipment	49	—			49
Decrease in restricted cash	975	—			975
Net proceeds from sale of discontinued operations	104	—			104

Net cash (used in) provided by investing activities	(8,383)	—			(8,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of foreign long-term debt	(480)	—			(480)
Payments on foreign overdraft facilities	(2,801)	—			(2,801)
Payments on capital lease obligations	(306)	—			(306)

Net cash used in financing activities	(3,587)	—			(3,587)

Net increase in cash and cash equivalents	12,560	—			12,560
Effect of exchange rate changes on cash and cash equivalents	33	—			33
Cash and cash equivalents at beginning of period	25,118	—			25,118

Cash and cash equivalents at end of period	$37,711	$—			$37,711

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

	December 31, 2008 As Reported *	Adjustments				As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$48,844	$—				$48,844
Accounts receivable, net of allowance for uncollectible accounts of $209 as of December 31, 2008	32,170	—				32,170
Inventories, net	28,919	(2,273)		(b	)	26,646
Prepaid expenses and other assets	1,657	—				1,657
Deferred income taxes	1,606	—				1,606

Total current assets	113,196	(2,273)				110,923
Property, plant and equipment, net	80,933	—				80,933
Goodwill	144,575	194		(c	)	144,769
Intangible and other assets, net	81,121	(126 827)		(d (f	) )	81,822

Total assets	$419,825	$(1,378)				$418,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$18,394	$—				$18,394
Accrued liabilities	30,626	(2,411 (44	) )	(i (j	) )	28,171
Current maturities of long-term debt	13,871	—				13,871
Current portion of capital lease obligations	316	—				316

Total current liabilities	63,207	(2,455)				60,752
Long-term debt, excluding current maturities	165,479	—				165,479
Deferred income taxes	21,581	(1,598)		(j	)	19,983
Capital lease obligations, excluding current portion	830	—				830
Due to Stanadyne Holdings, Inc.	1,302	—				1,302
Other non-current liabilities	49,420	827 2,411 1,835		(f (i (k	) ) )	54,493

Total liabilities	301,819	1,020				302,839

Commitments and Contingencies

Equity:
Stockholders’ Equity:
Common stock, par value $.01, 10,000 authorized shares, 1,000 issued and outstanding shares	—	—				—
Additional paid-in capital	105,000	—				105,000
Accumulated other comprehensive (loss) income	(12,602)	194 (571)		(c (k	) )	(12,979)
Retained earnings	25,579	(2,021)		(p	)	23,558

Total stockholders’ equity	117,977	(2,398)				115,579
Non-controlling interest	29	—				29
Total Equity	118,006	(2,398)				115,608

Total liabilities and stockholders’ equity	$419,825	$(1,378)				$418,447

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2008 As Reported *	Adjustments			As Adjusted
Net sales	$277,522	$41	(a	)	$277,563
Cost of goods sold	200,369	(180 542 55 150)	(a (b (k (h	) ) ) )	200,936

Gross profit	77,153	(526)			76,627
Selling, general, administrative and other operating expenses	42,617	54	(k	)	42,671

Operating income	34,536	(580)			33,956
Other income (expense):
Interest income	878	—			878
Interest expense	(19,642)	51	(d	)	(19,591)

Income before income tax expense and non-controlling interest	15,772	(529)			15,243
Income tax expense		(153)	(j	)
	5,584				5,431

Net income	10,188	(376)			9,812
Non-controlling interest in loss of consolidated subsidiary	47	—			47

Net income attributable to stockholders	$10,235	$(376)			$9,859

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Year Ended December 31, 2008 As Reported *	Adjustments		As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,188	$(376)		$9,812
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,535	—		21,535
Amortization of debt issuance costs	2,024	(51)	(d)	1,973
Deferred income taxes	(1,327)	(310)	(j)	(1,637)
Loss on disposal of property, plant and equipment	150	—		150
Stock compensation expense	102	—		102
Changes in assets and liabilities:
Accounts receivable	5,761	(41)	(a)	5,720
Inventories	(507)	542 (180)	(b) (a)	(145)
Prepaid expenses and other assets	52	(827)	(f)	(775)
Due to Holdings	51	—		51
Accounts payable	(4,448)	—		(4,448)
Accrued liabilities	(4,760)	150 (2,411 157)	(h) (i) (j)	(6,864)
Other non-current liabilities	(3,873)	2,411 827 109	(i) (f) (k)	(526)

Net cash provided by operating activities	24,948	—		24,948

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,695)	—		(8,695)
Proceeds from disposal of property, plant and equipment	25	—		25

Net cash used in investing activities	(8,670)	—		(8,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from foreign long-term debt	287	—		287
Net proceeds on foreign overdraft facilities	660	—		660
Payments on long-term debt	(6,200)	—		(6,200)
Payments on capital lease obligations	(55)	—		(55)

Net cash used in financing activities	(5,308)	—		(5,308)

Net increase in cash and cash equivalents	10,970	—		10,970
Effect of exchange rate changes on cash and cash equivalents	163	—		163
Cash and cash equivalents at beginning of period	37,711	—		37,711

Cash and cash equivalents at end of period	$48,844	$—		$48,844

See accompanying notes for an explanation of the adjustments.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(dollars in thousands)

December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$24,917
Accounts receivable, net of allowance for uncollectible accounts of $317 as of December 31, 2009	28,360
Inventories, net	24,555
Prepaid expenses and other assets	2,646
Deferred income taxes	673

Total current assets	81,151
Property, plant and equipment, net	78,860
Goodwill	139,065
Intangible and other assets, net	78,706

Total assets	$377,782

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$16,705
Accrued liabilities	19,054
Current maturities of long-term debt	4,336
Current portion of capital lease obligations	601

Total current liabilities	40,696
Long-term debt, excluding current maturities	160,323
Deferred income taxes	21,191
Capital lease obligations, excluding current portion	2,237
Due to Stanadyne Holdings, Inc.	1,459
Other non-current liabilities	47,641

Total liabilities	273,547

Commitments and Contingencies
Equity:
Stockholder’s Equity:
Common stock, par value $.01, authorized 10,000 shares, issued and outstanding 1,000 shares	—
Additional paid-in capital	105,000
Accumulated other comprehensive loss	(5,460)
Retained earnings	5,553

Total stockholder’s equity	105,093
Non-controlling interest	(858)
Total equity	104,235

Total liabilities and equity	$377,782

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

Year Ended December 31, 2009
Net sales	$185,848
Cost of goods sold	139,031

Gross profit	46,817
Selling, general, administrative and other operating expenses	37,720
Goodwill impairment	6,547

Operating income	2,550
Other income (expense):
Interest income	359
Interest expense	(18,909)

Loss from operations before income tax expense and non-controlling interest	(16,000)
Income tax expense	2,891

Net loss	(18,891)
Loss of non-controlling interest in consolidated subsidiary	886

Net loss attributable to stockholders	$(18,005)

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,891)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,632
Amortization of debt issuance costs	2,148
Goodwill impairment	6,547
Deferred income taxes	2,475
Loss on disposal of property, plant and equipment	93
Stock compensation expense	63
Changes in assets and liabilities:
Accounts receivable	4,580
Inventories	2,696
Prepaid expenses and other assets	16
Due to Holdings	157
Accounts payable	(2,931)
Accrued liabilities	(12,210)
Other non-current liabilities	(2,680)

Net cash provided by operating activities	1,695

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,495)

Net cash used in investing activities	(8,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of foreign long-term debt	(194)
Payments on foreign overdraft facilities	(99)
Payments on long-term debt	(15,000)
Payments on capital lease obligations	(445)
Payments on to financing fees	(1,176)

Net cash used in financing activities	(16,914)

Net decrease in cash and cash equivalents	(23,714)
Effect of exchange rate changes on cash and cash equivalents	(213)
Cash and cash equivalents at beginning of period	48,844

Cash and cash equivalents at end of period	$24,917

Explanation of unaudited adjustments (dollars in thousands):

An explanation of each of the adjustments made to the unaudited financial data furnished in this Current Report of Form 8-K is provided below:

(a)

To record an increase to sales of $41 and a decrease to cost of goods sold of $180 during the year ended December 31, 2008 to correct an entry previously recorded during the year ended December 31, 2007. The purpose of the original entry, which adjusted the revenue recognition for a number of shipments, was to ensure that revenue associated with these year end transactions is reflected in the proper period given the delivery terms associated with the shipments. The offsetting impacts of this adjustment to our balance sheet at December 31, 2007 include a decrease of $41 to accounts receivable and a decrease of $180 to inventories.

(b)

To record a reduction to inventories due to an error related to LIFO inventory liquidation. Inventories were reduced by $1,731 and $2,273 as of December 31, 2007 and 2008, respectively, to reflect the cumulative effect of this error. The offsetting impacts of these adjustments to our statements or operations data include increases to cost of goods sold of $1,329 and $542 during the years ended December 31, 2007 and 2008, respectively. Refer to adjustment (p) below for the impact of this error on 2006.

(c)

To record a reduction to goodwill due to an error related to foreign currency translation of goodwill. Both goodwill and accumulated other comprehensive income were increased by $1,088 and $194 as of December 31, 2007 and 2008, respectively, to reflect the cumulative effect of this error.

(d)

To correct capitalized debt issuance costs related to our Term Loans, and the amortization of those costs to interest expense, in order to properly account for these costs under the effective interest rate method and the impact of a prepayment of the Term Loans made in 2006. The impact of this adjustment resulted in an increase to interest expense of $228 during 2006, and a corresponding write-off of debt issuance costs of $228 as of December 31, 2006. Refer to (p) below for a description of the after tax impact of this adjustment of $233 on our accumulated deficit at December 31, 2006. Additionally, this adjustment resulted in a reduction in interest expense of $51 during 2007 and 2008. Due to the cumulative nature of this adjustment, the capitalized debt issuance costs on our balance sheet should have been reduced by $177 and $126 at December 31, 2007 and 2008, respectively.

(e)	Intentionally not used.

(f)

To record increases of $420 and $827 to other assets and other non-current liabilities for the years ended December 31, 2007 and 2008, respectively, to correctly present the workers compensation liability and related insurance receivable separately and on a gross-basis.

(g)

To record a $251 increase to Holdings’ income tax liability at December 31, 2007, and a corresponding increase to income tax expense during the year, for non-deductible interest expense not previously recorded.

(h)

To record a decrease of $150 to warranty liability due to the overstatement of this reserve as of December 31, 2007. The offsetting impact of this error on our statements of operations data included a decrease to costs of goods sold of $150 during the year ended December 31, 2007, and a corresponding increase to costs of goods sold during the year ended December 31, 2008.

(i)

To correctly present current and non-current pension liabilities. Current pension liability decreased and non-current liability increased by $3,421 and $2,411 for the years ended December 31, 2007 and 2008, respectively.

(j)	To correct the provision for income taxes, as well as the corresponding current and deferred tax accounts on our balance sheets, as a result of the applicable adjustments noted above and below.

(k)

To record a correction to pension expense related to errors in plan participant data. As a result of these errors, the ongoing pension expense recorded in cost of goods sold during the years ended December 31, 2007 and 2008 was increased by $20 and $55, respectively. Additionally, selling, general and administrative expense for the year ended December 31, 2007 was increased by $769, to recognize a $750 correction to the curtailment gain and $19 correction to ongoing pension expense. Additionally, the ongoing pension expense recorded by Stanadyne during the year ended December 31, 2008 as part of selling, general, and administrative expense was increased by $54. The offsetting impacts of these errors on our balance sheets include an increase to the pension liability by $756 and $1,835 at December 31, 2007 and 2008, respectively, to reflect the cumulative effect of these errors. These errors also resulted in an increase to accumulated other comprehensive income by $20 and a decrease to accumulated other comprehensive income by $571 as of December 31, 2007 and 2008, respectively.

(l)

To record an increase to sales of $2,493 and an increase to cost of goods sold of $1,983 to correct a transaction that was recognized during the year ended December 31, 2007 that should have been recorded during the year ended December 31, 2006 due to the delivery terms associated with the shipment. Refer to adjustment (p) below for the impact of this error on 2006.

(m)

To record a correction to selling, general, and administrative expense related to the closure of the Stanadyne, SpA Bari plant of $112 previously recognized in 2006 that should have been recognized in 2007. Refer to adjustment (p) below for the impact of this error on 2006.

(n)

To decrease income tax expense in 2007 for the understatement of local taxes at Stanadyne, SpA of $145 during the year ended December 31, 2006. Refer to adjustment (p) below for the impact of this error on 2006.

(o)

To increase income tax expense for Holdings by $251 during the year ended December 31, 2007 related to non-deductible interest expense. This had been previously recorded during the year ended December 31, 2008. Please refer to adjustment (g) for further information.

(p)

To record the impact on accumulated deficit of the errors described above. At December 31, 2007, the increase to the Holdings accumulated deficit ($1,896) comprised adjustments originating during the year ended December 31, 2007 ($1,030) and adjustments originating during the year ended December 31, 2006 ($866). At December 31, 2007, the decrease to the Stanadyne retained earnings ($1,645) comprised adjustments originating during the year ended December 31, 2007 ($779) and adjustments originating during the year ended December 31, 2006 ($866). The 2007 errors have been included in the unaudited statement of operations data for the year ended December 31, 2007 furnished in this Current Report on Form 8-K. The impact, net of tax, of the 2006 errors included an increase to amortization of debt issuance costs ($223), an increase to tax expense at Stanadyne, SpA ($145), a revenue adjustment resulting from delivery terms associated with certain shipments ($323), the LIFO inventory adjustment ($246) as well as an offsetting entry related to income taxes at Stanadyne, SpA ($71). Due to the cumulative effect of these adjustments, the increase to the Holdings accumulated deficit at December 31, 2008 ($2,021) included these adjustments as well as the impact of additional adjustments originating during 2008 ($125). Similarly, the decrease to the Stanadyne retained earnings at December 31, 2008 ($2,021) included these adjustments as well as the impact of additional adjustments originating during 2008 ($376). The 2008 errors have been included in the unaudited statement of operations data for the year ended December 31, 2008 furnished in this Current Report on Form 8-K.

*

Note: Effective January 1, 2009, the Company adopted the standards set forth in the Consolidation Topic of the FASB Accounting Standards Codification. This Consolidation Topic includes the guidance issued by the FASB, in December 2007 (formerly, SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements). In accordance with these standards, the presentation and disclosure requirements were applied retrospectively for all periods presented. Accordingly, the presentation of income attributable to non-controlling interest for years ended December 31, 2008 and 2007 in the above unaudited statements of operations data and of cash flows data has been adjusted to conform to the 2009 presentation. In addition, the amount attributable to non-controlling interest as of December 31, 2008 and 2007 in the above unaudited balance sheet data has been retroactively restated as a component of stockholder’s equity to conform to the 2009 presentation. During the years ended December 31, 2008 and 2007, the Companies recorded amounts related to the non-controlling interests’ share in income and loss of $47 and $(76), respectively. As of December 31, 2008 and 2007, the liability, previously recorded, related to non-controlling interests was $29 and $76, respectively.

ITEM 8.01.	OTHER EVENTS.

The Companies are assessing the effect of the anticipated restatements on their internal control over financial reporting as well as their disclosure controls and procedures. The Companies do not expect to reach a final conclusion on the restatements’ effects, if any, on these controls and procedures until final completion of the restatement process. As management has not completed its assessment of the Companies’ disclosure controls and procedures, including internal control over financial reporting, there can be no assurance that control deficiencies that could be material weaknesses will not be identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Companies’ annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses would preclude a conclusion by management that the Companies’ internal control over financial reporting was effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Holdings, Inc.
(Registrant)

Date: May 7, 2010

	By:	/s/ STEPHEN S. LANGIN
Stephen S. Langin
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Corporation
(Registrant)

Date: May 7, 2010

	By:	/s/ STEPHEN S. LANGIN
Stephen S. Langin
Vice President and Chief Financial Officer